Filed Pursuant To Rule 433
Registration No. 333-167132
August 30, 2010
Own gold. Without upgrading your security system. Leave the lasers, sensors, and robotic cameras to the spy movies. With SPDR® Gold Shares, you won’t have to deal with any intrusions on your lifestyle. Instead, you’ll enjoy knowing that your gold ETF is backed by the real thing. So you get the advantages of investing in gold without the burden of storage and insurance costs. Visit our home at spdrgoldshares.com. And no, you don’t need to punch in a secret code. Shares (the “Shares”) of the SPDR® Gold Trust (the “Trust”) trade like stocks, are subject to investment risk and will fluctuate in market value. The value of the Shares relates directly to the value of the gold held by the Trust (less Trust expenses) and fluctuations in the price of gold could materially adversely affect an investment in the Shares. Investors should be aware that there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. The Trust does not generate any income and as the Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. The Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR Gold Shares, 30th Floor, Boston, MA 02111. The prospectus contains material information about the Trust and its Shares which is material and/or which may be important to you. You should read the entire prospectus, including “Risk Factors” before making an investment decision about the Shares. Shareholders of the Trust will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936. The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Neither the Sponsor nor the Trustee of the Trust is subject to regulation by the Commodity Futures Trading Commission. Shareholders will not have the regulatory protections provided to investors in Commodity Exchange Act regulated instruments or commodity pools. “SPDR®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investor’s rights may be found in the SPDR Gold Shares prospectus. The Trust is sponsored by World Gold Trust Services, LLC (the “Sponsor”), a wholly-owned subsidiary of the World Gold Council. State Street Global Markets, LLC (the “Marketing Agent”) is the marketing agent of the Trust and an affiliate of State Street Global Advisors. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111• 866.320.4053 • www.spdrgoldshares.com. Not FDIC Insured – No Bank Guarantee – May Lose Value IBG-2316

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.